Exhibit 99.1

Michael J. Long Named Chief Executive Officer at Arrow Electronics’ Annual Meeting

-- Under Company’s Succession Plan, Mr. Long Succeeds William E. Mitchell Who Remains Executive Chairman --

MELVILLE, N.Y.--(BUSINESS WIRE)--May 4, 2009--Michael J. Long has been named chief executive officer of Arrow Electronics, Inc. (NYSE:ARW), the company announced today. Under the company’s previously announced succession plan, Mr. Long succeeds William E. Mitchell who has served as chief executive officer since March 2003. Mr. Mitchell will be executive chairman through Dec. 31, 2009, to ensure a seamless transition.

“I have had the great pleasure and privilege of leading Arrow for the last six years,” said Mr. Mitchell. “I am proud of the progress the dedicated Arrow team has made in building a strong, financially secure company with great market position and outstanding growth opportunities. I now hand over the reins to Mike, for this is what great companies do – they develop their talent, they promote from within, the transitions are smooth, and the company continues to progress under the new leadership. Mike and his team are exactly what is needed to take Arrow to the next level.”

Mr. Long has been with Arrow since 1991 and has served as president and chief operating officer and a director of the company since March 2008. He has had responsibilities for all of the company’s business operations, including Arrow’s Global Components and Enterprise Computing Solutions groups.

“Bill’s leadership has provided a strong foundation for exciting long-term growth opportunities for Arrow,” Mr. Long said. “As a result, our disciplined financial strategy and solid market position are competitive advantages, and we will continue to drive increasing value for customers, suppliers, shareholders and our employees.”

“We are committed to creating profitable, sustainable growth by entering new geographies and markets, and by expanding our products, services and solutions to ensure we touch every critical market and technology,” said Mr. Long. “I am honored to be leading Arrow’s outstanding team, and I look forward to working with our talented and dedicated global employees to continue to build a strong future for the company.”

Mr. Long holds a bachelor’s degree in business administration from the University of Wisconsin. He serves on the board of AmerisourceBergen, and is a member of the board of trustees of the Denver Zoo.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

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